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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                  Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934, as amended, or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

                         Commission File Number: 0-28988

                               Ansaldo Signal N.V.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             Schiphol Boulevard 267
                      World Trade Center, Tower D, 4th Fl.
                        1118 BH Schiphol, The Netherlands
                               011-31-20-405-98-41
             ------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                 Common Shares, nominal value NLG 0.01 per share
             ------------------------------------------------------
               (Title of each class of securities covered by this
                                      Form)

                                      None
             ------------------------------------------------------
                 (Titles of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

           Rule 12g-4(a)(1)(i)  [  ]                  Rule 12h-3(b)(1)(ii)  [  ]
           Rule 12g-4(a)(1)(ii) [  ]                  Rule 12h-3(b)(2)(i)   [X]
           Rule 12g-4(a)(2)(i)  [x]                   Rule 12h-3(b)(2)(ii)  [  ]
           Rule 12g-4(a)(2)(ii) [  ]                  Rule 15d-6            [  ]
           Rule 12h-3(b)(1)(i)  [  ]

Approximate number of holders of record of Common Stock as of the certificate or notice date: 22

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Ansaldo Signal N.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 21, 2000
                                               ANSALDO SIGNAL N.V.

                                               By:    /s/ James N. Sanders
                                                  ------------------------------
                                               Name:  James N. Sanders
                                               Title:  Managing Director and CEO